Exhibit 10.38

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of October 14, 2003 between Worldwide Excellerated Leasing Ltd. (the “Company”) and William E. Lobeck (the “Executive”) (together, the “Parties”).

WHEREAS, an Asset Purchase Agreement was entered into by and among ANC Rental Corporation and the other Debtors listed on the signature pages thereto and CAR Acquisition Company LLC and Cerberus Capital Management, L.P. (“Cerberus”), dated as of June 12, 2003 (the “Purchase Agreement”);

WHEREAS, the Executive and Cerberus entered into a term sheet dated July 1, 2003 setting forth the terms and conditions of Executive’s future employment and contemplating the execution of an employment agreement setting forth its terms (the “Term Sheet”);

WHEREAS, the Parties wish to establish the terms of Executive’s future employment with the Company; and

WHEREAS, for purposes of this Agreement, the Company may direct that one or more of its subsidiaries fulfill the Company’s obligations under this Agreement to pay Executive’s Base Salary and Bonus and provide the benefits contemplated under Section 4.4 and the payments under Section 6; provided, that, if the Company makes such direction, it shall fully guarantee the prompt performance of those obligations and shall be jointly and severally liable in the event that any such subsidiaries fails to timely perform those obligation.

Accordingly, the Parties agree as follows:

1.                                       Employment and Acceptance. The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement, on the Closing Date, as defined in the Purchase Agreement (the “Effective Date”).

2.                                           Term. Subject to Section 6 of this Agreement, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2008 (the “Term”). There shall be no extension of this Agreement other than by written agreement executed by both parties hereto. In the event of the Executive’s termination of employment during the Term, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 6 of this Agreement or as required by law.

3.                                           Duties and Title.

3.1                                 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries, including, but not limited to, Vanguard Car Rental USA Inc. (“Vanguard”). The Executive will serve in the capacity of Chief Executive Officer of the Company and Vanguard, except as set forth herein, and shall report solely and directly to the Board of Directors of the Company (the “Board”) and shall serve as the most senior executive officer for such of the Company’s subsidiaries as determined by the Board for no additional consideration. The Executive may elect, during the Term and after

December 31, 2004, to resign his position as Chief Executive Officer of the Company and such subsidiaries and to assume the position of Chairman of the Board of the Company. Such an election by the Executive shall not be deemed a termination of employment or a breach of this Agreement by either of the Parties. Notwithstanding any provision contained herein to the contrary, in no event may the Executive serve as Chief Executive Officer and Chairman of the Board at the same time.

3.2                                 Duties. The Executive will have such authority and responsibilities and will perform such executive duties related to the business of the Company and its subsidiaries as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company and its subsidiaries. The Executive will devote substantially all his full working-time and attention (other than absences due to illness or vacation) to the performance of such duties and to the promotion of the business and legitimate interests of the Company and its subsidiaries. This provision, however, will not prevent the Executive from: (a) investing his funds or assets in any form or manner, (b) managing his personal, financial and legal affairs, or (c) from acting as an advisor to or a member of, the board of directors or committees of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 7 of this Agreement or materially interfere with the Executive’s performance of his duties hereunder (it being expressly understood and agreed that Executive’s continuing to serve on any such boards or committees on which Executive is serving, or with which Executive is otherwise associated as of the Effective Date (as identified on Exhibit A hereto) shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

3.3                                 Member of the Board. During the Term, the Executive shall also serve as a member of the Board and as a member of the board of directors of Vanguard provided that he is elected to serve in accordance with the Company’s and Vanguard’s by-laws and applicable law. During the Term, the Company shall include the Executive in management’s slate of directors for the Board, Vanguard’s board of directors and boards of directors of the Company’s subsidiaries as determined by the Board. If Executive is not elected to serve as a member of the Board or the Vanguard board of directors at any time during the Term, he shall have Good Reason to terminate his employment under this Agreement pursuant to Section 6.3 hereof.

4.                                       Compensation by the Company.

4.1                                 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive, while holding the position of Chief Executive Officer of the Company and any other position with the Company’s subsidiaries, an annual base salary of Five Hundred Thousand and One Dollars ($500,001), payable in accordance with the payroll practices of the Company or subsidiary of the Company directed to pay the Executive his base salary (“Base Salary”). Each year during the Term, the Board will conduct a review of Executive’s Base Salary and, in its sole discretion, the Board may increase, but not decrease, Executive’s Base Salary. In the event that the Executive elects to resign his position as Chief Executive Officer of the Company and to assume the position of Chairman of the Company in accordance with the third sentence of Section 3.1, Executive’s Base Salary shall be reduced, on the effective date of such election, to eighty percent (80%) of the amount of his Base Salary at the time of such election and such Base Salary shall be subject to annual increase, but not decrease, in the same manner as provided in the immediately prior sentence. For the purposes of this Agreement, “Base Salary” shall mean the Executive’s base salary as increased or decreased (only to the extent Executive elects to resign as Chief Executive Officer) pursuant to this Section 4.1.

4.2                                 Payment of Expenses for Preparation of Employment-Related Documents. Within five (5) business days after the Effective Date, the Company shall make payment to the Executive’s legal counsel for documented legal fees and expenses associated with the preparation of the Term Sheet, this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Class A Common Stock and Preferred Stock Purchase Agreement, the Class A Common Stock Purchase Agreement, the Bye-Laws and such other related agreements, provided, that, such legal fees and expenses shall not exceed $60,000.

4.3                                 Bonuses. For each calendar year during the Term, the Executive will be entitled to participate in an annual bonus pool for senior executives which will be based upon the achievement by the Company of worldwide consolidated EBITDA related targets derived from the annual business plan presented by management and approved by the Board (the “Target EBITDA”); provided that the United States consolidated EBITDA meets a certain minimum threshold annually approved by the Board (the “U.S. Target EBITDA”). Executive’s target bonus for achieving Target EBITDA will be 100% of Base Salary and Executive’s minimum bonus will be 75% of Base Salary for achieving 75% of Target EBITDA; provided that at least 75% of U.S. Target EBITDA is achieved. Each annual bonus (“Bonus”) will be calculated on a straight-line basis for EBITDA achievements between targets where 100% of Base Salary corresponds to achievement of target EBITDA and 75% of Base Salary corresponds to achievement of 75% of Target EBITDA. Bonuses shall be paid within a reasonable time of receipt by the Board of the audited financial statements of the Company for the respective year, but in any event within 90 days following the end of the calendar year. Any Bonus will be paid for a calendar year if Executive is employed on such year’s December 31 whether or not he so remains employed at the time such Bonus is actually paid.

(a)                                  2003 Bonus. Notwithstanding the foregoing, Executive’s Bonus for the remainder of the 2003 calendar year (from the Effective Date to December 31, 2003) shall be equal to Two Hundred Fifty Thousand Dollars ($250,000), subject to the Company’s attainment of operating targets established by Cerberus prior to the Closing Date as set forth in Exhibit B.

(b)                                 2004 Bonus. Notwithstanding the foregoing, the U.S. Target EBITDA for the 2004 Bonus will be $92 million and the Target EBITDA for the 2004 bonus will be as determined by the Board in its sole discretion.

4.4                                 Participation in Employee Benefit Plans. The Executive shall be entitled, during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company and its subsidiaries, including, but not limited to, Vanguard, on a basis which is no less favorable than that of other senior executives of the Company and its subsidiaries.

4.5                                 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year. Vacation days for the each year shall be accrued in full on the Effective Date and each anniversary thereafter during the Term. Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 6 below. The carry-over of vacation days shall be in accordance with Company or an applicable subsidiary’s policy.

4.6                                 Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time. In addition, the Executive shall receive reimbursement for first class air travel between Tulsa, Oklahoma and Fort Lauderdale or Boca Raton, Florida (or such other location as the Company’s offices may be located) to visit his family (whether or not business related), so long as the headquarters of the Company are not relocated to Tulsa, Oklahoma; provided, that, if Executive elects to make such trips by use of a private plane, the Company shall reimburse Executive for such trips in an amount not to exceed what the cost of first class air travel would have been had he used a commercial carrier.

4.7                                 Stock Options or Restricted Stock. The Executive shall be eligible to participate in a stock option or restricted stock plan established by the Company (the “Equity Incentive Plan”) pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board.

5.                                       Location. The principal place of the Executive’s employment shall be at the Company’s headquarters, which shall initially be in Fort Lauderdale or Boca Raton, Florida. The Executive may present to the Board a proposal to relocate the headquarters of the Company based on an analysis of the financial and business benefits of such relocation to the Company. Any determination to relocate the Company’s headquarters shall be made by the Board of the Company, in its sole discretion, based upon its analysis of the best interests of the Company’s business.

6.                                       Termination of Employment.

6.1                                 Death or Disability. If during the Term the Executive dies or the Company terminates the Executive’s employment with the Company on account of the Executive’s Disability (as defined below), the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following within thirty 30 business days following his death or Disability:

(a)                                  the Executive’s accrued but unpaid Base Salary, vacation pay and benefits set forth in Section 4.4, if any;

(b)                                 the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Executive’s death or Disability, payable in accordance with Section 4.3;

(c)                                  a pro-rated portion of a bonus for the year of the Executive’s death or Disability calculated by multiplying (i) the bonus amount received by the

Executive for the prior year by (ii) a fraction the numerator of which is the number of days elapsed in such year prior to the date of the Executive’s termination of employment due to death or Disability and the denominator of which is 365; and

(d)                                 expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Executive.

For the purposes of this Agreement, “Disability” means as a result of a physical or mental injury of illness, the Executive is unable to perform the essential functions of his duties with or without reasonable accommodation for six (6) consecutive months; provided that Executive has not returned to work on a full time basis within thirty (30) days after a notice of termination for Disability is given to Executive.

The determination as to whether the Executive suffers a “Disability” shall be made by a licensed medical doctor selected by the Company and agreed to by the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. The Executive agrees to submit to such tests and examinations as such medical doctor shall deem appropriate.

6.2                                 By the Company for Cause or by the Executive Without Good Reason or upon Expiration of the Term. If during the Term the Company terminates Executive’s employment for Cause (as defined below), Executive terminates his employment without Good Reason (as defined below) or upon Expiration of the Term, the Executive shall be entitled to receive the following within 30 business days following his termination of employment:

(a)                                  the Executive’s accrued but unpaid Base Salary, vacation pay and benefits set forth in Section 4.4, if any;

(b)                                 the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Executive’s termination by the Company for Cause or by the Executive without Good Reason or expiration of the Term, payable in accordance with Section 4.3; and

(c)                                  expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Executive.

For the purposes of this Agreement, “Cause” means (i) conviction of, or plea of guilty or nolo contendere to, a felony; (ii) a willful and intentional breach of the Agreement by Executive which is materially economically harmful to the Company or its subsidiaries; (iii) willful misconduct that is materially economically injurious to the Company or its subsidiaries; (iv) the Executive’s willful contravention of a specific lawful direction or directions from the Board which are consistent with his duties and responsibilities as Chief Executive Officer or Chairman, as the case may be; or (v) intentional breach of the Executive’s covenants set forth in Section 7. No act, or failure to act, shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries. No termination for Cause shall be effective unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where

Executive and his counsel had an opportunity, on at least thirty (30) days notice, to be heard before the Board.

For the purposes of this Agreement, “Good Reason” means, without the Executive’s consent, (i) the failure of Executive to be appointed as Chief Executive Officer of the Company or the hiring or retention on any officer of the Company (other than a non-executive Chairman of the Company) to serve in a capacity equal or senior to Executive (except in the event that the Executive elects to resign his position as Chief Executive Officer of the Company and to assume the position of Chairman of the Company in accordance with the third sentence of Section 3.1); (ii) the failure of the Executive to be elected a member of the Board, (iii) the assignment to Executive of duties inconsistent with Executive’s status as Chief Executive Officer or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority (except in the event that the Executive elects to resign his position as Chief Executive Officer of the Company and to assume the position of Chairman of the Company in accordance with the third sentence of Section 3.1); (iv) a reduction by the Company in Executive’s Base Salary (other than as provided in Section 4.1) or in the percentage of Base Salary on which the Executive’s Bonus is based; (v) the relocation of Executive’s own office location; (vi) the Company’s failure to provide any benefits due to be provided to Executive pursuant to Sections 4.2, 4.4 and 4.6, (vii) a material breach of this Agreement by the Company; or (viii) the Company’s failure to relocate the headquarters of the Company in accordance with the Executive’s proposal pursuant to Section 5 herein. The Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason. For the avoidance of doubt, the alteration of the Executive’s duties, responsibilities, reporting obligations, titles or authority solely as a result of Executive’s election to resign his position as Chief Executive Officer of the Company and to assume the position of Chairman of the Board of the Company pursuant to Section 3.1 herein shall not constitute Good Reason.

6.3                                 By the Company Without Cause or By the Executive for Good Reason. If during the Term the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Executive shall notify the Company within twenty (20) days of notice of such termination as to whether (i) he desires to receive the incremental severance payments set forth in this Section 6.3 (in addition to the payments upon termination specified in Section 6.2) and be subject to the non-competition provisions contained in Section 7.3 or (ii) he desires to forego the incremental severance payments set forth in this Section 6.3 and be permitted to engage in conduct that would otherwise violate Section 7.3. In the event the Executive elects to forego the incremental severance payments, he shall be entitled to receive the payments upon termination set forth in Section 6.2 only. In the event that the Executive makes no election within such ten (10) day period, the Executive shall be deemed to have elected to receive the incremental severance payments set forth in this Section 6.3. In the event Executive elects to receive the incremental severance payments, the Executive shall be entitled to receive upon execution without revocation of a valid mutual release agreement (substantially in a form attached hereto as Exhibit C, the terms of which may change to reflect changes necessary to conform with applicable law but shall still reflect the intent of the original release to the maximum extent possible) and subject to Section 8 hereof:

(a)                                  continued Base Salary, for the greater of (i) the remainder of the Term or (ii) twelve (12) months, payable monthly the first payment commencing no later than 10 business days after the Company receives notice from the Executive that he elects to receive the incremental severance payments set forth in this Section 6.3 (or is so deemed to have elected to receive such payments); provided, that, if payments would continue for more than twelve (12) months, the amount in excess of twelve (12) months shall be paid to the Executive in a lump sum at the conclusion of the twelve (12) month period; and

(b)                                 bonus payments in an aggregate amount equal to the bonus amount received by the Executive for the year prior to the calendar year of the Executive’s termination, payable in equal monthly installments for twelve (12) months.

6.4                                 No Mitigation. The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 6 shall not be subject to mitigation or offset.

6.5                                 Member of the Board. As long as Executive holds equity securities of the Company or its successors or assigns that he has purchased (not including equity acquired under an employee equity compensation plan, including the Equity Incentive Plan), he shall remain as a member of the Board.

7.                                       Restrictions and Obligations of the Executive.

7.1                                Confidentiality. (a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive will have access to certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries and Cerberus (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, manufacturer purchase program agreements, their sales, financial, marketing, training and technical information (including but not limited to technology covered by the Master Information Technology Services Agreement, dated July 16, 2003, between Vanguard and Perot Systems Corporation), and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries or as a consultant to Cerberus and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings (and preparation for such proceeding) related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 7.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will reasonably assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.2                                Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the

Executive shall not solicit or attempt to solicit, (a) any party who is a corporate customer of the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company or its subsidiaries to such customer and relating to the Business (as defined in Section 7.3) other than general solicitations to the public and not directed specifically at a customer of the Company or (b) any employee of the Company or any of its subsidiaries to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries or (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company and its subsidiaries).

7.3                                Non-Competition. During the Term and for a period of twelve (12) months following the termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason (provided that Executive elects to receive the severance payments set forth in Section 6.3), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or. affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the daily vehicle rental business in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, equity or debt securities of any company; provided such securities represent less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

7.4                                Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries and affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

8.                                      Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 7. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 7, except as required by law, the Executive shall not be entitled to any payments set forth in Section 6.3(a) or (b) hereof if the Executive breaches the covenant applicable to the Executive contained in Section 7.3 and the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.3(a) or (b).

9.                                      Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature pursuant to the Bye-Laws of the Company, the by-laws of any of the Company’s subsidiaries or such other organizational documents, as each may be amended from time to time. The Company shall maintain appropriate directors’ and officers’ insurance covering the Executive and shall advance any expenses to the Executive with respect to an Indemnified Claim, unless prohibited by applicable law.

10.                                Other Provisions.

10.1                           Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a)                                  If the Company, to:

Worldwide Excellerated Leasing Ltd.
c/o Vanguard Car Rental USA Inc.
200 South Andrews Avenue
Ft. Lauderdale, Florida 33301

Attention: Board of Directors
Telephone:
Fax:

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Attention:	Stuart D. Freedman, Esq.
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

(b)                                If the Executive, to:

1132 South Lewis Avenue
Tulsa, Oklahoma 74104

or such other address given to the Company by the Executive

With copy to:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022

Attention: Andrew Gaines, Esq.
Telephone: (212) 872-1061
Fax: (212) 872-1002

10.2                          Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to the Term Sheet. Notwithstanding the foregoing, the terms and conditions of (i) the Class A Common Stock Purchase Agreement, dated as of October 14, 2003, among the Company, Cerberus Vanguard Investor L.P., and (ii) the Class A Common Stock and Preferred Stock Purchase Agreement, dated as of October 14, 2003, among the Company, Cerberus Vanguard Investor L.P., and the Executive and the Stockholders Agreement and Registration Rights Agreement shall continue to apply in full force and effect in accordance with their terms.

10.3                             Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws, charter or any agreements to which it is a party.

10.4                             Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.5                                                   Governing Law, Dispute Resolution and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)                                 The Company and Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Executive’s employment by the Company or the termination of such employment to the extent required (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 8 above in the state or federal courts located in the City of New York, Borough of Manhattan. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in the State of New York, City of New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 10.10 hereof. The arbitrator’s award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The losing party thereto as determined by the arbitrator shall bear the Parties costs incurred in any such arbitration, including legal fees and expenses.

10.6                                                   Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Parties without written consent signed by the Parties. This Agreement shall not bind successors of the Company unless agreed to in writing by the Executive.

10.7                                                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.8                                                  Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.9                                                  Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ William E. Lobeck
William E. Lobeck

WORLDWIDE EXCELLERATED LEASING LTD.

By:	/s/ Bradley A. Gold
Name:	Bradley A. Gold
Title:	Vice President